Westway Group, Inc. Announces $175 Million Credit Facility

NEW ORLEANS, Nov. 16 /PRNewswire-FirstCall/ -- Westway Group, Inc. (OTC Bulletin Board: WTWG) announced today the signing of a new 3 year, $175 Million Senior Secured Revolving Credit Facility. The facility is being provided by a nine-bank syndicate led by JPMorgan Chase Bank, N.A. and was arranged by JPMorgan Securities Inc. In addition to JPMorgan Chase Bank, N.A., the syndicate consists of Regions Bank, Capital One, N.A., Compass Bank, Rabobank Nederland, Suntrust Bank, Whitney National Bank, Societe Generale, and CoBank ACB.

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The facility replaces a $100 million facility provided by ED & F Man Treasury Management PLC that had been established at the time of the Company's acquisition of the Westway bulk liquid storage and liquid feed businesses. The new $175 million facility will be used to refinance the approximately $88 million balance under the ED & F Man credit facility, leaving $87 million of available credit under the new facility for general corporate purposes, which could include among other things working capital, capital expenditures and acquisitions.

The terms of the new facility are similar to the ED & F Man facility, except for the collateral provided and an accordion feature which allows the new facility to be expanded to $200 million. The new facility allows borrowing at the London Interbank Offered Rates ("LIBOR") plus 350 bpts.

Peter Harding, CEO, stated, "We are extremely pleased with the high level of interest and willingness to commit significant funding to Westway by our syndicate of quality banks that are US and globally based. The credit provided by this $175 million facility signifies the completion of another important step in our strategy to grow the Company and the Westway brand into the future."

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our SEC filings.

About Westway Group, Inc. Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway operates an extensive global network of 25 operating facilities providing approximately 350 million gallons of total bulk liquid storage shell capacity and 37 facilities producing approximately 1.7 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America, in Western Europe and in Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the U.S. and Canadian beef and dairy livestock industries.

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245